Exhibit 99.1

CONTACT:

Tim Benson
Factory Card & Party Outlet Corp.
(630) 579-2231
tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. ANNOUNCES SALES FOR NOVEMBER

AND THIRD QUARTER RESULTS TO BE RELEASED ON DECEMBER 9, 2004

NAPERVILLE, IL (December 2, 2004) – Factory Card & Party Outlet Corp. (NASDAQ: FCPO) announced today net sales for the four-week period ended November 27, 2004 decreased 2.9 percent, compared with the four-week period ended November 29, 2003. Comparable store sales for the same period decreased 5.3 percent.

“With our sales trend reflecting consumer spending patterns being delayed until closer to the holidays, we are focusing our advertising and promotion programs on the important post-Thanksgiving holiday season. As a result, the significantly reduced promotional activity for November contributed to lower comparable store sales,” said Gary W. Rada, President & Chief Executive Officer.

	Fiscal Period Ended		Percent Change
(dollars in millions)	November 27, 2004	November 29, 2003	Total Sales	Comparable Sales
For the four weeks ended	$16.6	$17.1	(2.9)%	(5.3)%
For the 43 weeks ended	$189.4	$182.8	3.6%	0.3%

The Company also announced today that it will report financial results for the third fiscal quarter, ended October 30, 2004, on Thursday, December 9, 2004.

Factory Card & Party Outlet management will host a call at 9:00 a.m. CST that day to review financial results and other corporate events. The call can be accessed by dialing 888-281-0917 and referencing conference ID # 2620658, or via the Internet at: http://audioevent.mshow.com/198797. Participants are asked to call the assigned number or access the listed URL approximately 10 minutes before the call begins.

A replay of the call will be available two hours after its conclusion, for the following 30 days, by dialing 800-642-1687 and referencing conference ID # 2620658, accessing http://audioevent.mshow.com/198797, or by visiting the Company’s Press Release page at http://www.factorycard.com.

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 182 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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